Exhibit 99.2

OraSure Technologies, Inc.

2012 First Quarter

Analyst/Investor Conference Call

May 2, 2012

Prepared Remarks of Douglas A. Michels and Mark L. Kuna

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Judy and good afternoon everyone. Thank you for joining us on our call.

Before we begin, I wanted to let you know that Ron Spair, our Chief Operating Officer and Chief Financial Officer, who normally joins me on these calls, has had to attend to an urgent and unexpected personal matter involving a family member and will not be able to participate today. Instead, Mark Kuna, our Senior Vice President, Finance and Controller, will fill in for Ron and present our financial results and assist me in responding to your questions at the end of the call.

With the first quarter under our belt, 2012 is off to a good start. We are in the final stages of the FDA review process for our OraQuick® HIV over-the-counter (“OTC”) test, and we are gaining traction with sales of our OraQuick® HCV test.

Consolidated revenues for the first quarter, which included revenue from our recently acquired subsidiary, DNA Genotek, were up 20% compared to the first quarter of 2011. I am pleased to report that our consolidated results came in at the top of our guidance range for revenues and we exceeded our Q1 guidance on the bottom line.

Mark will start with a detailed review of our first quarter financial performance and then I will follow with some additional comments on our business. We will close by taking your questions.

And now, I will turn the call over to Mark.

First Quarter 2012 Financial Results – Mark Kuna

Thanks Doug, and good afternoon everyone.

Revenues – Mark Kuna

Our first quarter 2012 revenues were $20.9 million compared to $17.4 million reported in 2011. Revenues for the current quarter included $3.3 million from our molecular diagnostic collections subsidiary acquired in August 2011. Our product revenues increased 16% as a result of the molecular collection systems sales and higher sales of our cryosurgical systems products. These increases were partially offset by lower sales of our infectious disease, substance abuse and insurance risk assessment products. Our first quarter 2012 licensing and product development revenues included a $1.0 million milestone payment received under our HCV collaboration with Merck.

Our infectious disease testing revenues were $9.8 million in the first quarter of 2012 compared to $10.0 million in the first quarter of 2011. The overall 2% decrease was primarily a result of lower OraQuick® HIV sales in the domestic and international markets, partially offset by higher OraQuick® HCV sales. Domestic HIV revenues were down $719,000 year over year or 8% as a result of ordering patterns by one of our large public health customers who placed a large order during the first quarter of 2011 which was not repeated in the first quarter of 2012. HCV revenues were $818,000 for the quarter and sequentially up from Q4 of 2011, largely as a result of receiving a CLIA waiver in November of 2011, which increased the number of customers to which we are able to sell the product. It is important to note that during the first quarter, we saw a substantial increase in the number of customers purchasing our HCV product, which contrasts with the large bulk purchases by a small number of customers experienced in the fourth quarter of 2011.

In substance abuse testing, revenues decreased from $3.1 million in the first quarter of 2011 to $2.1 million in the first quarter of 2012 primarily as a result of lower Intercept® sales. This decrease was the result of a reduction in purchases by our largest domestic laboratory distributor who began selling its own competitive oral fluid drug testing system at the end of 2011, and lower international sales due to a reduction in our UK distributor’s target inventory levels.

First quarter 2012 cryosurgical revenues increased 28% compared to the first quarter of 2011, primarily as a result of higher OTC sales.

OTC cryosurgical sales during the quarter increased $791,000, or 77% when compared to 2011, largely as a result of higher sales to both our Latin American OTC distributor, Genomma, and our European distributor, Reckitt Benckiser. Genomma did not purchase from us during the first quarter of 2011 as a result of advertising restraints imposed by the Mexican government as well as changes required by the Brazilian government to our package inserts. Both of these issues were resolved by the end of the 2011. The increased sales to Reckitt Benckiser were the result of the timing of the orders placed.

Professional cryosurgical sales in the U.S. increased 2% and international professional sales decreased 15% from Q1 2011. The decrease in international professional sales was primarily due to lower sales in Europe, partially offset by higher sales in Australia and Africa.

Our insurance risk assessment sales decreased from $1.3 million in 2011 to $1.1 million in 2012 as a result of the loss of one of our larger customers who changed its underwriting methodologies in 2011.

As mentioned earlier, our molecular collection systems revenues were $3.3 million for Q1 and primarily represent sales of the Oragene® product line. These first quarter revenues include a large initial order from a prominent new customer.

Gross Margin – Mark Kuna

Turning to Gross Margin, our overall margin for Q1 of 2012 was 66% compared to 65% reported for the first quarter of 2011. Gross margin in the current quarter benefited from the $1.0 million HCV milestone payment. This is partially offset by increased product support costs and a decline in the absorption of labor costs when compared to the first quarter of last year.

Operating Expenses – Mark Kuna

Our total operating expenses for the first quarter increased $3.6 million, or 26%, compared to the first quarter of 2011. The first quarter 2012 expenses included $3.1 million from our molecular diagnostic collections subsidiary. Research and development expenses decreased from $4.4 million to $3.4 million for the quarter due to lower clinical trial costs associated with our OraQuick® HIV-OTC program. Sales and marketing expenses were $7.9 million for the first quarter, an increase of $2.9 million over 2011 due to the inclusion of $1.6 million of DNA Genotek expenses and higher spending as we prepare for the commercialization of our HIV-OTC product. General and administrative expenses increased by approximately $1.6 million as a result of $773,000 of DNA Genotek expenses and higher consulting and staffing costs.

Net Loss – Mark Kuna

From a bottom line perspective, we reported a net loss of $3.3 million, or $0.07 per share, compared to a net loss of $2.6 million, or $0.06 per share, for the same period of 2011. In the first quarter of 2012, we recorded an income tax benefit of $521,000 associated with our operations in Canada.

Cash Flow from Operations and Liquidity – Mark Kuna

Turning briefly to our balance sheet and cash flow, our cash balance at March 31, 2012 was $22.8 million compared to $23.9 million on hand at December 31, 2011. Cash used in operating activities in the first quarter of 2012 was $1.4 million, an improvement over the $2.1 million used during the first quarter of 2011.

Second Quarter 2012 Financial Guidance – Mark Kuna

Turning to guidance for the second quarter of 2012, we are projecting consolidated revenues of approximately $22.0 to $22.5 million and a consolidated net loss per share of approximately $0.09 to $0.10 for the quarter.

And now back to Doug.

Business Update – Doug Michels

Thanks, Mark.

HIV-OTC – Doug Michels

A major priority has been the pursuit of FDA approval of our OraQuick® HIV-OTC test. As you will recall, we submitted the third and final module to our pre-market approval (“PMA”) application to the FDA at the end of 2011. Our PMA submission is under active review by the agency and we are preparing for a Blood Products Advisory Committee (“BPAC”) review of our clinical data at a public meeting to be held on May 15 of this year.

We are very pleased to be on the schedule and look forward to presenting our data to the Committee. Under the BPAC’s rules, our presentation for the meeting, as well as presentations by the FDA and others, will be made public about two days before the meeting. Our BPAC presentation will include a summary of our clinical study results, including the most recent phase 3 unobserved user study, a risk-benefit analysis of the product and our rationale for why an HIV-OTC test should be approved by the FDA.

As we have discussed previously, the CDC estimates that there are about 1.2 million people in the U.S. infected with HIV, approximately 240,000 of which are unaware of their status. According to the CDC, individuals who do not know their status are unknowingly responsible for up to 70% of the approximate 50,000 new HIV infections that occur each year in the U.S. Unfortunately, this is occurring despite the widespread availability of both laboratory-based and rapid point-of-care HIV testing options.

We believe these data clearly demonstrate that additional HIV testing options are urgently needed, and this is a major reason why we have invested so much time and resources into our OTC clinical program. We believe that our rapid HIV in-home test, if approved by the FDA, would be a significant step forward for HIV testing and a powerful addition to the HIV testing options currently available.

With the BPAC meeting close at hand, we are more focused than ever on planning for commercial launch. We have been working closely with our advertising and public relations firms to develop creative materials and finalize our marketing plans. To the extent permitted under applicable FDA regulations, we are communicating with the major retail outlets through which we intend to sell the product, and we are completing preliminary work to qualify OraSure as an approved vendor for these outlets. We are also finalizing the logistics and order-to-cash procedures for this product. Our call center operator has begun initial staffing and personnel training so that this key consumer support service is in place when we can launch the product.

Finally, we have added some new personnel in-house who are specifically assigned to the HIV-OTC initiative in order to support sales, marketing and call center activities. In short, we are doing all that we can to ensure that we support our OTC product and the consumers that use it in a comprehensive and professional manner. Our extensive preparation should enable us to launch this product as quickly as possible if and when we receive FDA approval.

OraQuick® HCV – Doug Michels

With respect to our OraQuick® HCV test, our focus in Q1 was on expanding sales. As you know, late in 2011, we received a CLIA waiver for this product. As a result, our test can now be more widely used in a broad variety of settings, including health clinics, community-based organizations and physician offices.

During the first quarter, we started to see some benefits from the CLIA waiver as well as a more focused sales and marketing effort. As Mark explained, domestic OraQuick® HCV sales in Q1 increased over the fourth quarter of last year. During 2011, when most of our sales occurred without the benefit of the CLIA waiver, we sold product to 21 state and local health departments. During the first quarter of this year alone, we have sold product to 14 health departments, 9 of which are first-time customers. We expect the number of new HCV customers and the level of sales during the rest of the year to grow substantially.

We are particularly focusing our direct sales efforts on public health departments that already have the infrastructure in place to conduct rapid testing with our OraQuick® HIV product. We have now also finalized contracts with three major med-surg distributors that will focus largely on physician offices and federally-funded community health centers. These distributors include McKesson, Henry Schein and PSS. Sales training and launch activities have either occurred or are well underway with each of these organizations.

With respect to our Merck collaboration, now that we have received a CLIA waiver, our detailing activities in the U.S. physician office market have begun. During the first quarter, over 600 calls were made to primary care physicians, and over 1,000 calls to gastroenterologists were conducted. The objective of those calls was to build awareness and begin the sales process. The primary care physician is the individual most likely to conduct HCV testing. Out of the 600 physician contacts, about 70% expressed an interest to move forward in the sales process with 13% expressing a strong interest to begin testing after the initial call. We expect these activities to increase as the year progresses.

As you may know, May is National Hepatitis Awareness Month, and this May 19th will be the first ever National Hepatitis Testing Day. We believe these and other activities will continue to focus attention on hepatitis as a public health issue and the need for additional testing and treatment.

DNA Genotek Acquisition – Doug Michels

Turning now to our newest business line — DNA Genotek exceeded our expectations for the first quarter. As previously explained, one of DNA Genotek’s strengths is strong customer loyalty and repeat business. Of DNA Genotek’s top 25 customers for the first quarter, 23 were repeat customers and accounted for over 80% of revenues for that period. The company also acquired several new customers, including one significant customer that made a substantial initial purchase during Q1 and is expected to join the list of repeat customers in the future.

During the first quarter, DNA Genotek also announced that Complete Genomics, an outsourced whole genome sequencing company, had begun accepting DNA samples collected with the Oragene collection kit for full sequencing. This is a significant development, as genome sequencing historically has been performed primarily with blood samples.

2012 Annual Meeting of Stockholders – Doug Michels

One final area I would like to address is our upcoming Annual Meeting of Stockholders, scheduled for May 15. As you may have noted, this is the same date on which we have been invited to present our OraQuick® HIV-OTC test to the BPAC. Because we only confirmed recently that we were scheduled for the May 15th BPAC meeting, we were unable to change the Annual Meeting to accommodate a different schedule.

Since Ron Spain and I will be at the BPAC meeting, we will not be able to attend our Annual Meeting as we have in past years. Doug Watson, the Chairman of our Board, will preside and all other members of the Board will participate either in person or by phone. Because I will not be attending, we will not make the usual management presentation. However, Doug Watson will briefly comment on the business and answer questions for those present at the meeting with assistance as needed from the other members of the management team in attendance.

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Conclusion

So in summary, we delivered solid financial results for the first quarter and continued to advance our primary clinical program and business objectives. This is an exciting time of great opportunity for OraSure, and we look forward to continued success in 2012 and beyond.

And with that, I will now open the floor to your questions. Operator please proceed.

[Q&A session]

Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues, earnings/loss per share, and expected clinical development, regulatory filings and approvals. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to obtain FDA approval of the OraQuick® HIV test for use in the over-the-counter market; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to refinance outstanding debt under expiring credit facilities on acceptable terms or at all; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.